UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Airgas, Inc.
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On July 9, 2012, Airgas, Inc. distributed to its stockholders its 2012 Annual Report to Stockholders, which includes the following letter from Airgas’ Chairman, President and Chief Executive Officer, Peter McCausland.

* Reconciliations of non-GAAP measures appear on pages 72 through 75. Note that Interest Expense includes the discount on the securitization of trade receivables.

TO OUR SHAREHOLDERS:

Our 30th year that ended March 31, 2012 was a very good one. We continued to make progress building out Airgas’ capabilities to serve customers and benefitted from the modest economic recovery that has been unfolding in the U. S. for the last couple of years. The numbers speak for themselves; therefore, in this letter I would like to focus on the strength of your company.

After reporting record earnings, a 25 percent increase in our dividend, and a clear leadership succession plan on our May 3rd earnings call, I had some time to reflect on the past 30 years. I thought about our first acquisition in February of 1982 and realized that, although we were good at acquisitions, we had no clue as to what a good company looked like in 1982. We have learned a lot along the way and those learnings are part and parcel of our business philosophy and culture which have delivered to you, the owners of Airgas, outstanding financial results and a durable and sustainable business.

Your company is 30 Years Strong and getting stronger, and in the following paragraphs I will attempt to explain to you why I believe Airgas is a very good company on its way to becoming a great company and deserving of your investment.

Track Record

As people often say, the proof is in the pudding. The chart on the inside front cover of this Report shows we have delivered compounded annual returns of 19 percent to our shareholders since our IPO in December, 1986 — a performance that places us in the top 4 percent of the S&P 500. There is no question that earnings drive stock price performance and that high-quality earnings over the long run can drive outstanding stock price performance. Despite making more than 400 acquisitions in our history, Airgas has never restated its earnings. The chart at the top of this page reflects our outstanding track record of growing the business in a disciplined manner over the past 25 years. The chart at the top of page 11 reflects the close alignment of our GAAP and adjusted earnings throughout our history, with only a few noteworthy differences — something we think investors should notice. Despite the short-term pressures under which U. S. companies are forced to operate, we have always run Airgas for the long term. We believe that a key ingredient of value creation is the establishment and nurturing of long-term relationships with our shareholders, our customers and our associates — relationships based on loyalty and trust.

Airgas Shareholders

We know we are here to work for our shareholders and that our total return to shareholders over the long term is the most important measure of our success. We work hard to communicate our business strategies and results in a straight-forward and transparent manner. We strive to return cash to our shareholders in the form of share repurchases and dividends as shown on the chart at the top of page 12. We maintain a very clean balance sheet, knowing that contingent liabilities almost always result in value degradation. We take risk management seriously and structure our acquisitions and conduct our operations with a constant eye on reducing risk while at the same time encouraging our entrepreneurial spirit. Change is inevitable and necessary in any business, especially one that has made more than 400 acquisitions. However, without due care, the pace of change and the methods by which it is accomplished can destroy value. We have gone through many changes, which some say have transformed our industry, in a way that is accommodating to our customers and to our associates, while still generating strong returns for our shareholders.

Airgas Associates

We strive to create and preserve an environment where our associates can grow personally and professionally. We look for team players and always try to promote from within. We maintain a flat organization that doesn’t interfere with our front line associates who have primary responsibility for taking care of our customers. We think our culture is unique and is the reason why very few associates have left our company. We believe in always doing the right thing for the long run. We also believe in giving our associates autonomy and responsibility. When we do so, our associates do not mind being held accountable, and they are inspired by the confidence we have in them. Airgas associates know that we can always improve and that lasting progress almost always comes in small increments. To use a baseball metaphor, we don’t swing for the fences but constantly strive to get on base. Having grown up on the distribution side of our industry, we know that nickels and dimes add up. We never rest on our laurels. We endeavor to make the Airgas work environment one where our associates feel like they are part of a dynamic organization that is more than the sum of its parts.

2012 AIRGAS ANNUAL REPORT

*	Reconciliations of non-GAAP measures appear on pages 72 through 75. Noteworthy differences include: 1997 costs incurred due to breach of contract by supplier, 1999 gain related to divestiture of business, 2010 costs related to unsolicited takeover attempt and debt extinguishment, and 2011 costs related to unsolicited takeover attempt.

Airgas Customers

Our goal is to meet our customers’ requirements and exceed their expectations, and all of our business strategies are driven by this customer-centric approach. This wasn’t always the case. In the early days, we were simply focused on financial results. However, in the mid-1990s, we came to realize that only customer-centric businesses succeed over the long haul. Since that time, we have rolled out a significant number of strategies, programs and investments focused on meeting our customers’ requirements in an efficient and effective way. We started with state-of-the-art Distribution Centers that lowered our costs and improved our services to customers who purchase hardgoods. We then rolled out the Radnor® private-label program which provided customers with high-quality, lower-cost alternatives. We moved on to Core Strategy I, which focused on the timely fulfillment of our customers’ basic requirements and billing accuracy. That was followed by Core Strategy II, the goal of which is to provide outstanding customer service by practicing the “3 Cs” — Connecting, Consulting and Completing. Now we are two-thirds of the way through Core Strategy III, the roll-out of our new SAP system, and moving forward with the supply chain improvements and the administrative and telesales functional changes enabled by that system. We will be following our SAP implementation with a significant upgrade to our eBusiness capabilities.

We have also invested heavily in our gas business by building state-of-the-art cylinder fill plants, specialty gas plants, air separation units, and carbon dioxide plants. We have developed and deployed innovative and, in some cases, transformative gas filling and measurement technologies.

        We have made many changes in the way that we face customers, too. In 1998 we added specialists to our field sales force in our strategic product categories — bulk gas, specialty gas, medical gas, CO2/dry ice and safety. We also established our Strategic Accounts Program to serve customers with multiple facilities in different states who are interested in reducing their supply chain costs through vendor consolidation and transaction cost reduction. In recent years, we have dramatically improved our Welding Process Specialist Program, which is at the core of our business, and, we have expanded our product offering and added services, including safety services and supply chain services. We have also realigned our Strategic Accounts group along 10 customer segments representing 85 percent of our business: Power and Materials; Metal Fabrication; Non-Residential Construction; Oil, Gas, and Chemicals; Retail; Food and Beverage; Technology and Services; Government and Alternate Channels; Universities and Labs; and Medical; and, recently, we have added customer segment specialists to our regional field sales force in markets where one or more customer segments are dominant. Now an Airgas customer can see a generalist, a product specialist, an industry specialist and an applications specialist depending on that particular customer’s requirements. Our customers can also select their preferred sales channel: field representatives, including specialists, telesales or eCommerce. Our SAP initiative has recently enabled Airgas to extend its telesales capabilities from safety products to gas and welding products, and cooperation between our telesales team and both our field sales and Strategic Accounts groups has started in earnest with impressive results. All of these changes are about giving our customers what they want, when they want it. I believe that these customer-centric business strategies, programs and investments will result in outstanding growth for Airgas in the years ahead.

Business Philosophy and Culture

We have developed a flat organization centered around our front line associates who take care of our customers. All other Airgas associates know that it is our job to support the associates in sales, operations and administration who work directly with those customers.

        We have always questioned established beliefs in our industry. We tend to be wary of those who try to over simplify complex and ambiguous matters. We want our managers to be able to deal with ambiguity. On the other hand, we are also wary of those who try to complicate matters that are simple and straightforward. We have always found ways to grow, and we have consistently outgrown our peers over time. Growth is in our DNA.

We work hard to preserve an environment where any associate can speak out. We don’t tolerate intimidation or politics. Our compensation practices reflect our belief that all Airgas associates make important contributions and that relative compensation is important. Our top executives’ base salaries are low compared to our peers. Our stock option program goes deep into our organization, and all employees can participate in our Employee Stock Purchase Plan. Our lower paid associates pay significantly less for health benefits than our higher paid associates. A significant portion of our associates’ compensation is based on performance at every level of our organization: gain-sharing at our plants and branches, sales commissions, management bonuses and stock options. We understand financial incentives and the compensation of many of our associates is not only highly variable, but also keyed to metrics such as EBITDA, Return on Capital and the Airgas share price, which perfectly aligns our associates with our shareholders. We consistently use a mix of short- and long-term incentive compensation programs in order to balance short-term results with our goal of building a great company for the long term. We have never re-priced options, substituted restricted stock or made similar changes to compensation plans just because they didn’t pay out for a few years. Our associates do well when our shareholders do well.

Energized for the Future

Our 2012 fiscal year was the first in several in which we didn’t have to deal with the threat to shareholder value represented by the 2010 unsolicited tender offer and related litigation. I never thought I would say this, but I think that cloud had some silver linings. A bright light was cast on Airgas, and the investment community began to appreciate our track record, market leading position, durable business model and strong earnings and cash flow. Our share price responded accordingly. There were some important intangible benefits as well. As Airgas associates, we discovered that there was more in us than we thought. We pulled together and remained focused, delivering results that provided Airgas shareholders more than $1 billion of value compared to the best and final $70 offer, and, hopefully, a lot more to come.

But challenges remain. At the 2012 Annual Meeting, our shareholders will be presented with a precatory proposal to declassify the Airgas Board of Directors. Given what our classified Board enabled us to accomplish in our fight against an inadequate bid, we firmly believe that our shareholders should reject this proposal. The relationship between a public company and its shareholders is multi-dimensional. Charter and bylaw provisions are an important but relatively small part of the total equation. Transparency, risk management, compensation practices, strategy development and delivering value to shareholders are also very important. A one-size-fits-all approach to corporate governance misses the mark. Investors large and small should look at a company holistically over the long term to decide whether it has served its owners well. Needless to say, I urge you to vote “no” on the proposal to declassify the Airgas Board.

At a meeting in May 2012, our Board of Directors approved a management transition in which, immediately following the 2012 Annual Meeting, Michael Molinini will become President and Chief Executive Officer and I will become Executive Chairman. I am confident that your company will continue to prosper as Mike takes on increased leadership responsibilities. In as much as this will be my last letter as Chief Executive Officer of Airgas, I would like to thank you for your support over the years in building this very good company, which is on its way to becoming great. I plan to stay actively involved as Executive Chairman and look forward to working with Mike to preserve and enhance the business philosophies and the culture that I have described in this letter so that they will endure and continue to reward Airgas shareholders in the years ahead.

Respectfully submitted,

Peter McCausland

Chief Executive Officer

July 2012

2012 AIRGAS ANNUAL REPORT

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

AIRGAS, INC. AND SUBSIDIARIES

Reconciliation of Earnings per Diluted Share from Continuing Operations to Earnings per Diluted Share from Continuing Operations, Excluding Certain Gains and Charges

	FY86	FY87	FY88	FY89	FY90	FY91	FY92	FY93	FY94
Earnings per diluted share from continuing operations	$0.03	$0.03	$0.04	$0.06	$0.08	$0.03	$0.13	$0.19	$0.31

Adjustments:
Restructuring and other special charges, including asset impairments, net of recoveries	—	—	0.01	—	—	0.06	—	—	—
Gain on termination of defined benefit pension plan	—	—	(0.01)	—	—	—	—	—	—

Earnings per diluted share from continuing operations, excluding certain gains and charges	$0.03	$0.03	$0.04	$0.06	$0.08	$0.09	$0.13	$0.19	$0.31

	FY95	FY96	FY97	FY98	FY99	FY00	FY01	FY02	FY03
Earnings per diluted share from continuing operations	$0.48	$0.60	$0.33	$0.57	$0.74	$0.55	$0.42	$0.74	$0.96

Adjustments:
Restructuring and other special charges, including asset impairments, net of recoveries	—	—	0.05	0.18	—	—	0.10	—	0.03
Costs (recoveries) due to breach of contract by supplier	—	—	0.25	(0.13)	—	(0.02)	(0.05)	—	—
Losses (gains) on sales of businesses	—	—	0.01	(0.01)	(0.21)	(0.12)	—	—	—
Insurance gain	—	—	—	—	(0.03)	—	—	—	—
Litigation charges	—	—	—	—	—	0.07	0.05	0.09	—
Inventory write-down	—	—	—	—	—	0.03	—	—	—

Earnings per diluted share from continuing operations, excluding certain gains and charges	$0.48	$0.60	$0.64	$0.61	$0.50	$0.51	$0.52	$0.83	$0.99

	FY04	FY05	FY06	FY07	FY08	FY09	FY10	FY11	FY12
Earnings per diluted share from continuing operations	$1.08	$1.19	$1.62	$1.92	$2.66	$3.13	$2.34	$2.94	$4.00

Adjustments:
Restructuring and other special charges, including asset impairments, net of recoveries	(0.01)	—	—	—	—	—	—	—	0.19
Insurance gain	(0.02)	—	—	—	—	—	—	—	—
Hurricane and fire losses	0.02	—	0.02	—	—	—	—	—	—
BOC acquisition integration costs	—	0.04	—	—	—	—	—	—	—
Employee separation costs	—	0.01	—	—	—	—	—	—	—
Costs (benefits) related to unsolicited takeover attempt	—	—	—	—	—	—	0.18	0.33	(0.06)
Losses on debt extinguishment	—	—	—	0.10	—	—	0.14	0.03	—
Multi-employer pension plan withdrawal charges	—	—	—	—	—	—	0.05	0.03	0.04
Income tax benefits	—	—	—	(0.02)	(0.01)	—	(0.03)	—	(0.06)
National Welders exchange transaction	—	—	—	—	0.03	—	—	—	—
One-time interest penalty	—	—	—	—	—	—	—	0.02	—

Earnings per diluted share from continuing operations, excluding certain gains and charges	$1.07	$1.24	$1.64	$2.00	$2.68	$3.13	$2.68	$3.35	$4.11

The Company believes its earnings per diluted share, excluding certain gains and charges, metric provides investors meaningful insight into its earnings performance without the impact of certain special items. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s earnings per diluted share, excluding certain gains and charges, metric may be different from earnings per diluted share metrics provided by other companies.

2012 AIRGAS ANNUAL REPORT

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

AIRGAS, INC. AND SUBSIDIARIES

Reconciliation and Computation of Return on Capital

(In thousands)
Years Ended March 31,	2008	2009	2010	2011	2012
Operating income	$476,720	$526,784	$399,544	$469,191	$556,221
Add:
Restructuring and other special charges	—	—	—	—	24,448
Costs (benefits) related to unsolicited takeover attempt	—	—	23,435	44,406	(7,870)
Multi-employer pension plan withdrawal charges	—	—	6,650	4,628	4,304

Adjusted operating income	$476,720	$526,784	$429,629	$518,225	$577,103

Five quarter average of total assets	$3,717,201	$4,253,480	$4,437,165	$4,797,736	$5,126,871
Five quarter average of securitized trade receivables	310,880	350,280	288,500	59,000	—
Five quarter average of current liabilities (exclusive of debt)	(423,266)	(459,322)	(424,454)	(498,618)	(516,307)

Five quarter average capital employed	$3,604,815	$4,144,438	$4,301,211	$4,358,118	$4,610,564

Return on capital	13.2%	12.7%	10.0%	11.9%	12.5%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Management uses return on capital as one of the metrics for determining employee compensation. Non- GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation may be different from return on capital computations provided by other companies. Quarterly averages used in the computation of return on capital above reflect the impact of material acquisitions as of their acquisition date.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In thousands)
Years Ended March 31,	2008	2009	2010	2011	2012
Net cash provided by operating activities	$549,926	$582,767	$600,047	$275,301	$506,406

Adjustments to cash provided by operating activities:
Cash used (provided) by the securitization of trade receivables	(95,600)	48,600	16,400	295,000	—
Stock issued for Employee Stock Purchase Plan	14,091	16,507	15,428	14,997	15,256
Tax benefit realized from exercise of stock options	13,327	11,846	15,444	8,444	17,516
Net cash expenditures related to unsolicited takeover attempt	—	—	963	23,427	35,084
Cash expenditures related to MEPP withdrawals	—	—	—	—	18,323

Adjusted cash from operations	481,744	659,720	648,282	617,169	592,585

Capital expenditures	(267,378)	(351,912)	(252,828)	(256,030)	(356,514)

Adjustments to capital expenditures:
Operating lease buyouts	979	5,575	1,687	9,893	9,218
Proceeds from sales of plant and equipment	9,345	14,360	14,466	15,844	16,365

Adjusted capital expenditures	(257,054)	(331,977)	(236,675)	(230,293)	(330,931)

Free cash flow	$224,690	$327,743	$411,607	$386,876	$261,654

The Company believes that free cash flow provides investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategy, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow metric may be different from free cash flow metrics provided by other companies.

2012 AIRGAS ANNUAL REPORT

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

AIRGAS, INC. AND SUBSIDIARIES

Reconciliation of Net Earnings to Adjusted Net Earnings and Increase in Adjusted Net Earnings

(In thousands)
Years Ended March 31,	2011	2012
Net earnings	$250,264	$313,374

Restructuring and other special charges, after tax	—	15,567
Costs (benefits) related to unsolicited takeover attempt, after tax	27,987	(4,958)
Loss on debt extinguishment, after tax	2,622	—
Multi-employer pension plan withdrawal charges, after tax	2,846	2,740
Income tax benefits	—	(4,924)
One-time interest penalty	1,657	—

Adjusted net earnings	$285,376	$321,799

Increase in adjusted net earnings		13%

The Company believes that the increase in adjusted net earnings provides investors meaningful insight into the Company’s earnings performance without the impact of costs related to Air Products’ unsolicited takeover attempt, losses on debt extinguishment, multi-employer pension plan withdrawal charges, income tax benefits and the one-time interest penalty. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted net earnings may be different from adjusted net earnings provided by other companies.

Twenty-Five Year Reconciliation of Operating Income to Adjusted EBITDA to Cash from Operations

(In thousands)
Years Ended March 31,	1988	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998
Operating income	$7,685	$15,958	$23,221	$17,286	$26,316	$34,367	$48,667	$72,600	$92,987	$80,480	$111,709
Add:
Depreciation & amortization	6,085	11,147	17,387	21,158	23,420	28,042	30,571	36,868	45,762	64,428	82,227
Restructuring and other special charges	—	—	—	—	—	—	—	—	—	—	—
Costs (benefits) related to unsolicited takeover attempt	—	—	—	—	—	—	—	—	—	—	—
Multi-employer pension plan withdrawal charges	—	—	—	—	—	—	—	—	—	—	—

Adjusted EBITDA	13,770	27,105	40,608	38,444	49,736	62,409	79,238	109,468	138,749	144,908	193,936

(Uses)/sources of cash excluded from adjusted EBITDA, included in cash from operations:
Interest expense, net	(6,154)	(12,245)	(16,198)	(15,179)	(12,838)	(11,403)	(12,486)	(17,625)	(24,862)	(39,367)	(52,603)
Discount on securitization of receivables	—	—	—	—	—	—	—	—	—	—	—
Current income taxes	(162)	404	1,700	(599)	(3,591)	(5,653)	(7,838)	(12,345)	(17,654)	(20,012)	(16,502)
Other income (expense)	97	215	157	870	214	546	453	1,607	781	1,695	9,811
Equity in earnings of Elkem joint venture	1,181	1,415	1,435	2,009	2,019	(897)	(1,258)	(840)	(1,428)	(1,356)	(1,478)
(Gains)/losses on divestitures	—	—	—	—	—	—	—	(560)	—	—	(1,452)
(Gains)/losses on sale of PP&E	(25)	(32)	2	(715)	(76)	(292)	(63)	110	(12)	616	(504)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—
Income/(loss) on discontinued operations	—	—	—	—	—	—	—	—	—	478	(635)
Restructuring and other related costs	—	—	—	—	—	—	—	—	—	—	—
Costs (benefits) related to unsolicited takeover attempt	—	—	—	—	—	—	—	—	—	—	—
Multi-employer pension plan withdrawal charges	—	—	—	—	—	—	—	—	—	—	—
Other non-cash charges	996	260	308	252	250	—	—	—	—	3,930	11,422
Cash provided by (used in) changes in assets and liabilities	(4,021)	4,379	702	6,712	15,968	13,608	6,752	(2,030)	(6,948)	(14,801)	(13,548)

Net cash provided by operating activities	$5,682	$21,501	$28,714	$31,794	$51,682	$58,318	$64,798	$77,785	$88,626	$76,091	$128,447

The Company believes adjusted EBITDA provides investors meaningful insight into the Company’s ability to generate cash from operations to support required working capital, capital expenditures and financial obligations. Non-GAAP metrics should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted EBITDA metric may be different from adjusted EBITDA metrics provided by other companies.

2012 AIRGAS ANNUAL REPORT

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

AIRGAS, INC. AND SUBSIDIARIES

1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
$112,607	$105,461	$106,728	$124,938	$156,336	$168,544	$202,454	$269,142	$341,497	$476,720	$526,784	$399,544	$469,191	$556,221
83,839	85,262	82,796	71,757	79,279	87,447	111,078	127,542	147,343	189,775	220,795	234,949	250,518	270,285
—	—	—	—	—	—	—	—	—	—	—	—	—	24,448
—	—	—	—	—	—	—	—	—	—	—	23,435	44,406	(7,870)
—	—	—	—	—	—	—	—	—	—	—	6,650	4,628	4,304

196,446	190,723	189,524	196,695	235,615	255,991	313,532	396,684	488,840	666,495	747,579	664,578	768,743	847,388

(59,677)	(56,879)	(59,550)	(46,775)	(46,374)	(42,357)	(51,245)	(54,145)	(60,180)	(89,485)	(84,395)	(63,310)	(60,054)	(66,337)
—	—	(1,303)	(4,846)	(3,326)	(3,264)	(4,711)	(9,371)	(13,630)	(17,031)	(10,738)	(5,651)	—	—
(17,244)	(16,902)	(13,402)	4,546	(33,174)	(24,623)	(22,622)	(30,718)	(47,972)	(69,459)	(64,985)	(51,634)	(87,029)	(110,240)
29,491	18,625	1,324	5,987	2,132	1,472	1,129	2,411	1,556	1,454	(382)	1,332	1,958	2,282
(869)	—	—	—	—	—	—	—	—	—	—	—	—	—
(25,468)	(17,712)	(1,173)	(5,548)	241	—	(360)	1,900	—	—	—	—	—	—
(222)	(915)	502	405	(257)	(837)	(321)	(1,330)	39	714	(964)	3,014	976	247
—	—	—	—	—	—	—	—	15,445	16,629	20,635	22,868	23,669	25,608
(871)	(335)	(400)	(3,529)	(1,776)	(457)	464	(1,424)	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	(20,198)
—	—	—	—	—	—	—	—	—	—	—	(23,435)	(44,406)	7,870
—	—	—	—	—	—	—	—	—	—	—	(6,650)	(4,628)	(4,304)
—	458	2,281	1,068	—	—	—	—	—	—	—	—	—	—
(25,273)	(22,686)	78,329	95,691	33,931	17,865	(23,456)	42,038	(57,755)	40,609	(23,983)	58,935	(323,928)	(175,910)

$96,313	$94,377	$196,132	$243,694	$187,012	$203,790	$212,410	$346,045	$326,343	$549,926	$582,767	$600,047	$275,301	$506,406